QUITCLAIM DEED

         THIS INDENTURE, made and entered into this 9th day of June, 1997, by and between DONALD J. McDOWELL, a unmarried man of Washoe County, Nevada ("Grantor"), and GOLDEN PHOENIX MINERALS, INC., a Minnesota Corporation, its address being, 4935 San Diego Court, Sparks, Nevada 89436 ("Grantee").

                              W I T N E S S E T H:

         That the said Grantor, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, does by these presents, REMISE, RELEASE AND FOREVER QUITCLAIM all of Grantor's right, title and interest unto the Grantee and to his assigns, in those certain unpatented mining claims staked in the Coal Canyon Mine Mining District, Elko county, Nevada, described in Exhibit "A", attached hereto and made a part herein by reference.

         TOGETHER WITH all and singular, the tenements, hereditaments and appurtenances hereunto belonging or anywise appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof.

         TO HAVE AND TO HOLD the said premises, together with the appurtenances, unto the said Grantee, and to its assigns forever.

         IN WITNESS WHEREOF, the Grantor has caused this conveyance to be executed the day and year first above written.


                                      GRANTOR:

                                      /s/ Donald J. McDowell
                                      Donald J. McDowell



STATE OF NEVADA                )
                               )    ss.
COUNTY OF WASHOE               )

         On this 9th day of June, 1997, personally appeared before me, a Notary Public, DONALD J. McDowell, known to me or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to this Quitclaim Deed, and acknowledged to me that he executed the name.

WITNESS my hand and official seal.

/s/ Darci Dawn Bertram
NOTARY PUBLIC


SEAL:   DARCI  DAWN BERTRAM
        NOTARY PUBLIC - STATE OF NEVADA
        APPOINTMENT RECORDED IN WASHOE COUNTY
        NO: 95-3591-2 EXPIRES JULY 29, 2000




                                    Exhibit A
     Quitclaim Deed between Donald J. McDowell & Gold Phoenix Minerals, Inc.

         The following unpatented mining claims located in Section 18, Township 38 North, Range 56 East, MDM, Coal Canyon Mine Mining District, Elko County, Nevada and recorded in the Official Records of the County Recorder of Elko County, Nevada:


Claim Name              Date of Location              Recordation
                                                      Information
McTwin #23              May 22, 1997                  Book 993, Page 587
McTwin #24              May 22, 1997                  Book 993, Page 588
McTwin #25              May 22, 1997                  Book 993, Page 589
McTwin #26              May 22, 1997                  Book 993, Page 590
McTwin #27              May 22, 1997                  Book 993, Page 591
McTwin #28              May 22, 1997                  Book 993, Page 592
McTwin #41              May 22, 1997                  Book 993, Page 593
McTwin #42              May 22, 1997                  Book 993, Page 594
McTwin #43              May 22, 1997                  Book 993, Page 595
McTwin #44              May 22, 1997                  Book 993, Page 596
McTwin #45              May 22, 1997                  Book 993, Page 597
McTwin #46              May 22, 1997                  Book 993, Page 598